Exhibit 99.1

HWH International Inc. Announces Reverse Stock Split

BETHESDA, MD, February 20, 2025 (GLOBE NEWSWIRE) — HWH International Inc. (the “Company”) (NASDAQ: HWH), a purpose-driven lifestyle company, today announced a 1-for-5 reverse stock split of the Company’s common stock to become effective at 9:00 a.m. (Eastern Time) on February 24, 2025. The Company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on February 24, 2025, under the existing trading symbol “HWH.”

The reverse stock split is primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number following the reverse stock split will be 44852G309.

As a result of the reverse stock split, every 5 shares of the Company’s common stock issued and outstanding or held by the Company as treasury stock will be automatically reclassified into one new share of common stock. The reverse stock split will not modify any rights or preferences of the shares of the Company’s common stock. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s warrants. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock. The reverse stock split was approved by the majority of the Company’s stockholders by written consent and by the Company’s Board of Directors on January 16, 2025.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise have held a fractional share after giving effect to the reverse stock split will instead receive a cash payment in an amount equal to the fraction of a share of common stock to which the stockholder would have otherwise been entitled, multiplied by the closing price of the Company’s common stock as reported on The Nasdaq Stock Market on the date of the effectiveness of the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive information statement filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2025, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at www.hwhintl.com.

About HWH International Inc.

HWH International Inc. is a purpose-driven lifestyle company encompassing differentiated offerings from four core pillars: Hapi Marketplace, Hapi Cafe, Hapi Travel and Hapi Wealth Builder. The Company develops new pathways to help people in their pursuit of Health, Wealth and Happiness.

Forward Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

For investor and media inquiries, please contact:

HWH International Inc.
4800 Montgomery Lane, Suite 210
Bethesda, MD 20814
301-971-3955
contact@hwhintl.com